Exhibit 4.18


              MEMORANDUM ON ADJUSTMENT OF RENT OF LAND USE RIGHTS

According to the Land Use Right Leasing Agreement entered into between China Petrochemical Corporation (the "Sinopec Group Company") and China Petroleum Corporation ("Sinopec Corp.") in 2000 and the Agreement on Adjustments to Connected Transactions in 2001 and the Rental Adjustment Memorandum signed in 2003, the above two agreements aggregate a lease land area of 366,524,536.24 square meters with an annual rent of RMB2,145,974,415.35. Due to the needs of Sinopec Corp. in developing and continuing its business and operation, together with the acquisition of Maoming Ethylene, Maoming Refinery, and other petrochemical projects, Sinopec Corp. increases the land leased from Sinopec Group Company by 15,528,469.8 square meters and raised the annual rent by RMB177,350,304.44. At the same time, due to a change in business structure, Sinopec Corp. terminates the land lease from Sinopec Group Company of 7,319,669.27 square meters with the respective annual rent of RMB31,370,176.7. After the adjustment, the abovementioned agreement shall have an actual leasing area of 374,733,336.77 square meters with an annual rent amounting to a 20% increase of the base rent of RMB2,291,954,543.09, amounting to RMB2,750,345,451.71.

The above adjustment has been approved by the directors at the 25th meeting of the 2nd Board of Director of Sinopec Corp.

According to the relevant clauses in the Land Use Right Leasing Agreement dated August 2003 in relation to the increased land and the Rental Adjustment Memorandum dated 28 October 2003 signed by Sinopec Corp. and Sinopec Group Company, the annual rental of the land area of 51,711,355.46 square meters under this Agreement shall be increased by 20%, from the initial amount of RMB300,818,873.55 to RMB360,982,648.26.

After the adjustment of the abovementioned agreement, the aggregate leasing area is 426,444,692.23 square meters and the total annual rent amounts to RMB3,111,328,099.97.

In addition, considering further restructuring of Sinopec Corp.'s subsidiaries, the anticipated increase of land leased from Sinopec Group Company amounts to 10,488.259 square meters with an increase of land rental of RMB123,083,122.45.


China Petrochemical Corporation

/s/ Chen Tonghai
----------------------------
Authorized Representative
31 March 2006


China Petroleum & Chemical Corporation

/s/ Wang Tianpu
----------------------------
Authorized Representative
31 March 2006


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